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                                                                    EXHIBIT 5(B)

                                November 1, 1996


Video Display Corporation
1868 Tucker Industrial Drive
Tucker, Georgia 30084


Ladies and Gentlemen:

       We have acted as counsel to Video Display Corporation, a Georgia corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended, relating to the offering of up to 500,000 Common Shares, without par value of the Company (the "Common Shares"), pursuant to the Company's 1996 Stock Option Plan (the "Plan").

       In connection with the foregoing, we have examined (a) the Articles of Incorporation, as amended, and the Bylaws of the Company, (b) the Plan, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

       Based on such examination, we are of the opinion that :

       1. The Company is a corporation duly organized and validly existing under the laws of the State of Georgia.

       2. The Common Shares available for issuance under the Plan, when issued and sold pursuant to the Plan, will be legally issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement.

                                                 Very truly yours,



                                                 SCHNADER HARRISON SEGAL & LEWIS